Exhibit 99.1
Media Hotline: 1-888-326-6694
Consumer Resource Center: 1-800-732-6643

Contact:	Chuck Greener	Janis Smith
	202-752-2616	202-752-6673

Number:	3993-1

Date:	May 2, 2007
FANNIE MAE FILES 2005 10-K WITH THE SEC
Company Increases Quarterly Common Stock Dividend to $0.50 per Share
WASHINGTON, DC — Fannie Mae (FNM/NYSE) today filed its 2005 Annual Report on Form 10-K with the U.S. Securities and Exchange Commission (SEC), reporting annual net income of $6.3 billion in 2005, up from $5.0 billion in 2004, and earnings per share (EPS) of $6.01 in 2005, up from $4.94 in 2004.
Fannie Mae also announced that the company’s Board of Directors increased the regular quarterly common stock dividend to fifty cents per share ($0.50). The Board determined that the increased dividend would be effective beginning in the second quarter of 2007, and therefore declared a special common stock dividend of $0.10 per share, payable on May 25, 2007 to stockholders of record on May 18, 2007. This special dividend of $0.10, combined with the company’s previously declared dividend of $0.40, will result in a total common stock dividend of $0.50 for the second quarter of 2007.
Fannie Mae said in today’s filing that with completion of the 2005 Form 10-K, management is also assessing the impact on its original timeline for filing the 2006 Form 10-K. The company previously announced that it expects to file its 2006 Form 10-K by the end of 2007 but will review that timeline in light of today’s filing. Fannie Mae also said that the company intends to continue to provide periodic updates regarding progress toward timely financial reporting.
“Today’s filing of our 2005 10-K continues our steady march toward providing the market with timely quarterly financials,” said President and Chief Executive Officer Daniel H. Mudd. “This is an important milestone, and we’re pleased to be able to take another step by increasing our dividend.”
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Fannie Mae 2005 10-K Filing
Page Two
“We’re very pleased to file these 2005 results,” said Robert T. Blakely, Executive Vice President and Chief Financial Officer, who led last year’s restatement effort after joining the company in January 2006. “Work is already underway on the 2006 financials, and we’re building momentum towards catching up and becoming current.”
2005 10-K Filing — Overview and Highlights
“Our results for 2005 show we had a good year for our business in a challenging market environment,” Mudd said. “As we began working through our restatement and remediation, we saw growth in our book of business, solid performance in our guaranty businesses, growth in core capital and growth in the fair value of our net assets.”
Highlights of Fannie Mae’s 2005 results include:
Earnings: Fannie Mae’s net income and diluted earnings per share totaled $6.3 billion and $6.01, respectively, in 2005, compared with $5.0 billion and $4.94 in 2004, and $8.1 billion and $8.08 in 2003.
Stockholders’ Equity: Total stockholders’ equity increased to $39.3 billion as of December 31, 2005, from $38.9 billion as of December 31, 2004, and $32.3 billion as of December 31, 2003.
Regulatory Capital: On March 30, 2007, the Office of Federal Housing Enterprise Oversight (OFHEO) announced that Fannie Mae was classified as adequately capitalized as of December 31, 2006. Core capital of $42.3 billion exceeded the statutory minimum capital requirement by $13.0 billion and the OFHEO-directed 30 percent additional minimum capital requirement by $4.2 billion. Total capital of $43.0 billion exceeded the statutory risk-based capital requirement by $16.2 billion.
Fair Value of Net Assets (Non-GAAP): Fannie Mae’s estimated fair value of net assets (net of tax effect), a non-GAAP measure, increased to $42.2 billion as of December 31, 2005, compared with $40.1 billion as of year-end 2004, and $28.4 billion as of year-end 2003.
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Fannie Mae 2005 10-K Filing
Page Three
2005 Financial Results
2005 results include:
•	Guaranty fee income increased approximately five percent to $3.8 billion in 2005 from $3.6 billion in 2004, primarily due to an increase in average outstanding Fannie Mae MBS and other guaranties. The company’s average effective guaranty fee rate, which includes the effect of buy-up impairments, remained essentially unchanged at 21 basis points in 2005, 2004 and 2003.

•	Net interest income dropped 36 percent year-over-year, to $11.5 billion in 2005 from $18.1 billion in 2004, driven by a ten percent decrease in Fannie Mae’s average interest-earning assets and a 30 percent (55 basis point) decline in the company’s net interest yield to 1.31 percent.

•	Net derivatives fair value losses totaled $4.2 billion for 2005, down from $12.3 billion for 2004. A significant portion of the company’s derivatives are pay-fixed swaps, resulting in increases in fair value and decreases in swap contractual interest expense as interest rates increased.

•	Fee and other income totaled $1.5 billion in 2005, up significantly from $404 million in 2004. The increase was primarily due to exchange gains recorded in 2005 on Fannie Mae’s foreign-denominated debt that stemmed from the strengthening of the U.S. dollar relative to the Japanese yen, which were offset by corresponding net losses on foreign currency swaps that are included in net derivatives fair value losses (discussed above).

•	Provision for credit losses increased to $441 million in 2005, from $352 million in 2004, largely due to a provision for losses of $106 million in 2005 for single-family and multifamily properties affected by Hurricane Katrina (substantially lower than our original estimated range for after tax losses associated with Hurricane Katrina of $250 to $550 million).
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Fannie Mae 2005 10-K Filing
Page Four
•	Administrative expenses totaled $2.1 billion in 2005, up $459 million, or 28 percent over $1.7 billion in 2004. The increase primarily related to costs associated with the company’s restatement and related regulatory examinations, investigations and litigation defense, which totaled approximately $570 million in 2005.

•	Investment losses, net increased to $1.3 billion in 2005 from a loss of $362 million in 2004. The increase was due primarily to impairments on mortgage related securities of $1.2 billion in 2005, up from $285 million in 2004. This increase was due to changes in interest rates — not credit quality — with increasing rates driving the fair value of certain securities below our cost basis.

•	Other expenses totaled $251 million in 2005, down from $607 million in 2004. The decrease was primarily due to the recognition in 2004 of a $400 million civil penalty that the company paid in 2006 pursuant to settlements with the SEC and OFHEO.
Going forward, Fannie Mae expects high levels of period to period volatility in financial results as changes in market conditions cause periodic fluctuations in the estimated fair value of derivative instruments used by the company. Fannie Mae uses derivatives as economic hedges to help manage interest rate risk and achieve a targeted interest rate risk profile. The estimated fair value of the company’s derivatives may fluctuate substantially from period to period because of changes in interest rates, expected interest rate volatility and derivative activity.
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Fannie Mae 2005 10-K Filing
Page Five
2003-2005 Consolidated Results
The following table from the Form 10-K provides a consolidated breakdown of Fannie Mae’s results for 2005, 2004 and 2003:
Table 3: Condensed Consolidated Results of Operations

				Variance
	For the Year Ended December 31,			2005 vs. 2004		2004 vs. 2003
	2005	2004	2003	$	%	$	%
	(Dollars in millions, except per share amounts)
Net interest income	$11,505	$18,081	$19,477	$(6,576)	(36)%	$(1,396)	(7)%
Guaranty fee income	3,779	3,604	3,281	175	5	323	10
Fee and other income	1,526	404	340	1,122	278	64	19
Investment losses, net	(1,334)	(362)	(1,231)	(972)	(269)	869	71
Derivatives fair value losses, net	(4,196)	(12,256)	(6,289)	8,060	66	(5,967)	(95)
Debt extinguishment losses, net	(68)	(152)	(2,692)	84	55	2,540	94
Loss from partnership investments	(849)	(702)	(637)	(147)	(21)	(65)	(10)
Provision for credit losses	(441)	(352)	(365)	(89)	(25)	13	4
Other non-interest expense	(2,351)	(2,266)	(1,598)	(85)	(4)	(668)	(42)

Income before federal income taxes, extraordinary gains (losses), and cumulative effect of change in accounting principle	7,571	5,999	10,286	1,572	26	(4,287)	(42)
Provision for federal income taxes	(1,277)	(1,024)	(2,434)	(253)	(25)	1,410	58
Extraordinary gains (losses), net of tax effect	53	(8)	195	61	763	(203)	(104)
Cumulative effect of change in accounting principle, net of tax effect	—	—	34	—	—	(34)	(100)

Net income	$6,347	$4,967	$8,081	$1,380	28%	$(3,114)	(39)%

Diluted earnings per common share	$6.01	$4.94	$8.08	$1.07	22%	$(3.14)	(39)%

2006 Outlook
Fannie Mae said in today’s filing that the company expects net income to decline in 2006, primarily due to further reductions in net interest income and net interest yield in 2006, and the decline in the spread between the average yield on assets and on borrowing costs (which the company began experiencing at the end of 2004). Administrative expenses also significantly increased in 2006, to an estimated $3.1 billion, largely due to costs associated with the restatement process and related regulatory examinations, investigations and litigation defense, the preparation of consolidated financial statements, control remediation activities and increased personnel to support these efforts. Fannie Mae also expects, however, continued strength in guaranty fee income, moderate increases in our provision for credit losses and somewhat lower derivative fair value losses as interest rates have generally trended up since the end of 2005 and remain at overall higher levels.
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Fannie Mae 2005 10-K Filing
Page Six
The company does not expect to be able to further quantify its operating results and financial condition until it completes the preparation of consolidated financial statements for the year ended December 31, 2006. However, the company meets regularly with OFHEO to discuss its current capital position.
Results of 2005 Business Segment Operations
Fannie Mae’s business is organized into three complementary business segments:
•	The Single-Family Credit Guaranty business works with lender customers to securitize single-family mortgage loans into Fannie Mae MBS and to facilitate the purchase of single-family mortgage loans for our portfolio.

•	The Housing and Community Development business helps to expand the supply of affordable and market-rate rental housing in the United States by working with lender customers to securitize multifamily mortgage loans into Fannie Mae MBS, facilitate the purchase of multifamily mortgage loans for the company’s mortgage portfolio, and also by making investments in rental and for-sale housing projects, including investments in rental housing projects that qualify for federal low-income housing tax credits.

•	The Capital Markets group manages the company’s investment activity in mortgage loans and mortgage-related securities, and has responsibility for managing the company’s assets and its liabilities and the company’s liquidity and capital positions.
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Fannie Mae 2005 10-K Filing
Page Seven
The following table shows the company’s results for 2005, 2004 and 2003 by each business segment, as provided in the 2005 Form 10-K:
Table 12: Business Segment Results Summary

				Increase (Decrease)
	For the Year Ended December 31,			2005 vs. 2004		2004 vs. 2003
	2005	2004	2003	$	%	$	%
	(Dollars in millions)
Revenues: (1)
Single-Family Credit Guaranty	$5,805	$5,153	$4,994	$652	13%	$159	3%
Housing and Community Development	743	538	398	205	38	140	35
Capital Markets	43,601	46,135	47,293	(2,534)	(5)	(1,158)	(2)

Total	$50,149	$51,826	$52,685	$(1,677)	(3)%	$(859)	(2)%

Net income:
Single-Family Credit Guaranty	$2,889	$2,514	$2,481	$375	15%	$33	1%
Housing and Community Development	462	337	286	125	37	51	18
Capital Markets	2,996	2,116	5,314	880	42	(3,198)	(60)

Total	$6,347	$4,967	$8,081	$1,380	28%	$(3,114)	(39)%

	As of December 31,

	2005	2004

Total assets:
Single-Family Credit Guaranty	$12,871	$11,543		$1,328	12%
Housing and Community Development	11,829	10,166		1,663	16
Capital Markets Group	809,468	999,225		(189,757)	(19)

Total	$834,168	$1,020,934		$(186,766)	(18)%

(1)     Includes interest income, guaranty fee income, and fee and other income.
The following provides further explanation of the business segment results:
•	The Single-Family Credit Guaranty business generated net income of $2.9 billion in 2005 and $2.5 billion in 2004. Net income for the single-family business segment increased by $375 million, or 15 percent in 2005 from 2004, primarily due to higher interest income and guaranty fee income, offset by an increase in our provision for credit losses and administrative expenses. Interest income earned on cash flows from the date of the remittance by servicers to us until the date of distribution by us to MBS certificate holders increased by $282 million as a result of higher short-term interest rates throughout 2005.
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Fannie Mae 2005 10-K Filing
Page Eight
Guaranty fee income for 2005 increased slightly from 2004 as the average single-family credit book of business increased three percent. The average effective guaranty fee rate remained essentially unchanged from year to year.
The provision for credit losses increased by 46 percent to $454 million in 2005 due to the provision for losses from the Gulf Coast hurricanes and the adoption of a new accounting standard.
•	The Housing and Community Development business generated net income of $462 million in 2005 and $337 million in 2004. Net income for the HCD business segment increased by $125 million, or 37 percent in 2005 from 2004 as a result of increased tax benefits from tax-advantaged investments and higher fee and other income. Low Income Housing Tax Credit (LIHTC) investments totaled $7.7 billion in 2005, compared to $6.8 billion in 2004, and represented the largest proportion of HCD equity investment activity in 2005. Losses from partnership investments increased by $147 million as HCD increased its investment activity; however, these losses were more than offset by increased LIHTC tax benefits that resulted in a reduction in Fannie Mae’s tax rate by approximately thirteen percent from the statutory tax rate in 2005.

•	The Capital Markets group generated net income of $3.0 billion in 2005 and $2.1 billion in 2004. Net income for the Capital Markets group increased by $880 million, or 42 percent in 2005 from 2004, as a reduction in net interest income and an increase in investment losses were more than offset by lower derivatives fair value losses. Net interest income decreased $6.9 billion, or 39 percent in 2005 from 2004 largely due to a ten percent decline in the company’s average portfolio balance.
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Fannie Mae 2005 10-K Filing
Page Nine
Fair Value Balance Sheet (Non-GAAP)
GAAP requires disclosure of the fair value of our financial assets and liabilities. Fair value is the amount at which an asset or liability could be sold or exchanged between willing parties, other than in a forced or liquidation sale. In addition to the fair value of the company’s financial assets, management looks at the estimated non-GAAP supplemental fair value of the company’s other assets and liabilities. A reconciliation of the company’s fair value of net assets (non-GAAP) to stockholders’ equity (GAAP) is presented in Annex 1 to this press release.
“As we’ve said before, we believe fair value measures are a useful tool in assessing our business economics and risks,” said Blakely, “We use fair value measures to make investment decisions and to measure, monitor and manage our interest rate risk and market risk, and our non-GAAP fair value balance sheets are an important component in assessing the sensitivity of our net asset fair value. As a result, we intend to provide a non-GAAP fair value balance sheet on a quarterly basis once we become current in our financial reporting.”
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Fannie Mae 2005 10-K Filing
Page Ten
The following table from the 2005 10-K shows Fannie Mae’s non-GAAP fair value balance sheet as of the years-ended 2005 and 2004:
Table 17: Non-GAAP Supplemental Consolidated Fair Value Balance Sheets

	As of December 31, 2005			As of December 31, 2004
		Fair			Fair
	Carrying	Value	Estimated	Carrying	Value	Estimated
	Value	Adjustment	Fair Value	Value	Adjustment	Fair Value
	(Dollars in millions)
Assets:
Cash and cash equivalents	$3,575	$—	$3,575	$3,701	$—	$3,701
Federal funds sold and securities purchased under agreements to resell	8,900	—	8,900	3,930	—	3,930
Trading securities	15,110	—	15,110	35,287	—	35,287
Available-for-sale securities	390,964	—	390,964	532,095	—	532,095
Mortgage loans held for sale	5,064	36	5,100	11,721	131	11,852
Mortgage loans held for investment, net of allowance for loan losses	362,479	(350)	362,129	389,651	7,952	397,603
Derivative assets at fair value	5,803	—	5,803	6,589	—	6,589
Guaranty assets and buy-ups	7,629	3,077	10,706	6,616	2,647	9,263

Total financial assets	799,524	2,763	802,287	989,590	10,730	1,000,320
Other assets	34,644	(861)	33,783	31,344	(23)	31,321

Total assets	$834,168	$1,902	$836,070	$1,020,934	$10,707	$1,031,641

Liabilities:
Federal funds purchased and securities sold under agreements to repurchase	$705	$—	$705	$2,400	$(1)	$2,399
Short-term debt	173,186	(209)	172,977	320,280	(567)	319,713
Long-term debt	590,824	5,978	596,802	632,831	15,445	648,276
Derivative liabilities at fair value	1,429	—	1,429	1,145	—	1,145
Guaranty obligations	10,016	(4,848)	5,168	8,784	(3,512)	5,272

Total financial liabilities	776,160	921	777,081	965,440	11,365	976,805
Other liabilities	18,585	(1,916)	16,669	16,516	(1,850)	14,666

Total liabilities	794,745	(995)	793,750	981,956	9,515	991,471
Minority interests in consolidated subsidiaries	121	—	121	76	—	76

Net assets, net of tax effect (non-GAAP)	$39,302	$2,897	$42,199	$38,902	$1,192	$40,094

Fair value adjustments			(2,897)			(1,192)

Total stockholders’ equity (GAAP)			$39,302			$38,902

A reconciliation of the fair value of the company’s other assets, other liabilities, total assets and total liabilities as of those periods to the most comparable GAAP measures is contained in the notes to the non-GAAP fair value balance sheet included in Annex 1.
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Fannie Mae 2005 10-K Filing
Page Eleven
As of December 31, 2005, the (non-GAAP) estimated fair value of Fannie Mae’s net assets (net of tax effect) was $42.2 billion after payments of $1.4 billion of cash dividends to holders of common and preferred stock, an increase of $2.1 billion, or five percent, over the 2004 net asset fair value of $40.1 billion. Fannie Mae’s own activities — as well as market conditions — caused changes in the estimated fair value of net assets. The key drivers of the change include:
•	an increase in the fair value of our net guaranty assets of approximately $1.5 billion; and

•	earnings of the corporation.
Conclusion
“2005 was a good year for our business and an important year for Fannie Mae as we began the process of repairing our financials, remediating systems and controls, building a new management team and renewing our corporate culture,” said CEO Mudd. “We also faced a shifting market in 2005, where we felt many of the mortgages being originated weren’t appropriately priced for risk. We believe the tough business decisions we made at that time have helped put us in a stronger position today,” he added.
Conference Call
Fannie Mae will host a conference call for the investment community at 1:30 p.m. Eastern Time, today, May 2nd. Mary Lou Christy, Senior Vice President, Investor Relations, will host the call. Daniel H. Mudd, President and Chief Executive Officer, and Robert Blakely, Chief Financial Officer, will address investors and analysts and will be available for a question and answer session along with other members of senior management.
The dial-in number for the call is 1-888-423-3273, for international callers, 612-332-0923. The confirmation code is 872289. Please dial in 5 to 10 minutes prior to the start of the call. The conference call will also be web cast at http://www.fanniemae.com and will be available for 30 days after the call.
#  #  #
Certain statements in this press release, including those relating to our future performance, trends and expectations for our industry, our future plans, business activities and expenses, and financial measures that may be relevant in assessing our performance, may be considered forward-looking statements within the meaning of the federal securities laws. Although Fannie Mae believes that the expectations set forth in these statements are based upon reasonable assumptions, Fannie Mae’s future operations and its actual performance may differ materially from those indicated in any forward-looking statements. Additional information that could cause actual results to differ materially from these statements are detailed in Fannie Mae’s annual report on SEC Form 10-K for the year ended December 31, 2005, including the “Risk Factors” section, and in its reports on SEC Form 8-K.
Any security holder may receive a copy of Fannie Mae’s Annual Report on Form 10-K for the year ended December 31, 2005, free of charge, by sending a request to: Fannie Mae, Investor Relations, 3900 Wisconsin Avenue N.W., Washington, DC 20016. The 10-K, and all other Fannie Mae forms filed with the SEC, can also be obtained on the company’s web site at www.fanniemae.com/ir/sec/.

Annex 1
FANNIE MAE
Consolidated Balance Sheets
(Dollars in millions, except share amounts)

	As of December 31,
	2005	2004
ASSETS
Cash and cash equivalents (includes cash equivalents that may be repledged of $686 and $242 as of December 31, 2005 and 2004, respectively)	$2,820	$2,655
Restricted cash	755	1,046
Federal funds sold and securities purchased under agreements to resell	8,900	3,930
Investments in securities:
Trading, at fair value (includes Fannie Mae MBS of $14,607 and $34,350 as of December 31, 2005 and 2004, respectively)	15,110	35,287
Available-for-sale, at fair value (includes Fannie Mae MBS of $217,842 and $315,195 as of December 31, 2005 and 2004, respectively)	390,964	532,095

Total investments in securities	406,074	567,382
Mortgage loans:
Loans held for sale, at lower of cost or market	5,064	11,721
Loans held for investment, at amortized cost	362,781	390,000
Allowance for loan losses	(302)	(349)

Total loans held for investment, net of allowance	362,479	389,651

Total mortgage loans	367,543	401,372
Advances to lenders	4,086	4,850
Accrued interest receivable	3,506	4,237
Acquired property, net	1,771	1,704
Derivative assets at fair value	5,803	6,589
Guaranty assets	6,848	5,924
Deferred tax assets	7,684	6,074
Partnership investments	9,305	8,061
Other assets	9,073	7,110

Total assets	$834,168	$1,020,934

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accrued interest payable	$6,616	$6,212
Federal funds purchased and securities sold under agreements to repurchase	705	2,400
Short-term debt	173,186	320,280
Long-term debt	590,824	632,831
Derivative liabilities at fair value	1,429	1,145
Reserve for guaranty losses (includes $71 and $113 as of December 31, 2005 and 2004, respectively, related to Fannie Mae MBS included in Investments in securities)	422	396
Guaranty obligations (includes $506 and $814 as of December 31, 2005 and 2004, respectively, related to Fannie Mae MBS included in Investments in securities)	10,016	8,784
Partnership liabilities	3,432	2,662
Other liabilities	8,115	7,246

Total liabilities	794,745	981,956

Minority interests in consolidated subsidiaries	121	76
Commitments and contingencies (see Note 19)	—	—
Stockholders’ Equity:
Preferred stock, 200,000,000 shares authorized—132,175,000 shares issued and outstanding as of December 31, 2005 and 2004	9,108	9,108
Common stock, no par value, no maximum authorization—1,129,090,420 shares issued as of December 31, 2005 and 2004; 970,532,789 shares and 969,075,573 shares outstanding as of December 31, 2005 and 2004, respectively	593	593
Additional paid-in capital	1,913	1,982
Retained earnings	35,555	30,705
Accumulated other comprehensive income (loss)	(131)	4,387
Treasury stock, at cost, 158,557,631 shares and 160,014,847 shares as of December 31, 2005 and 2004, respectively	(7,736)	(7,873)

Total stockholders’ equity	39,302	38,902

Total liabilities and stockholders’ equity	$834,168	$1,020,934

See Notes to Consolidated Financial Statements.

FANNIE MAE
Consolidated Statements of Income
(Dollars and shares in millions, except per share amounts)

	For the Year Ended December 31,
	2005	2004	2003
Interest income:
Investments in securities	$24,156	$26,428	$27,694
Mortgage loans	20,688	21,390	21,370

Total interest income	44,844	47,818	49,064

Interest expense:
Short-term debt	6,562	4,399	4,012
Long-term debt	26,777	25,338	25,575

Total interest expense	33,339	29,737	29,587

Net interest income	11,505	18,081	19,477

Guaranty fee income (includes imputed interest of $803, $833 and $314 for 2005, 2004 and 2003, respectively)	3,779	3,604	3,281
Investment losses, net	(1,334)	(362)	(1,231)
Derivatives fair value losses, net	(4,196)	(12,256)	(6,289)
Debt extinguishment losses, net	(68)	(152)	(2,692)
Loss from partnership investments	(849)	(702)	(637)
Fee and other income	1,526	404	340

Non-interest loss	(1,142)	(9,464)	(7,228)

Administrative expenses:
Salaries and employee benefits	959	892	849
Professional services	792	435	238
Occupancy expenses	221	185	166
Other administrative expenses	143	144	201

Total administrative expenses	2,115	1,656	1,454
Minority interest in earnings of consolidated subsidiaries	(2)	(8)	—
Provision for credit losses	441	352	365
Foreclosed property expense (income)	(13)	11	(12)
Other expenses	251	607	156

Total expenses	2,792	2,618	1,963

Income before federal income taxes, extraordinary gains (losses), and cumulative effect of change in accounting principle	7,571	5,999	10,286
Provision for federal income taxes	1,277	1,024	2,434

Income before extraordinary gains (losses) and cumulative effect of change in accounting principle	6,294	4,975	7,852
Extraordinary gains (losses), net of tax effect	53	(8)	195
Cumulative effect of change in accounting principle, net of tax effect	—	—	34

Net income	$6,347	$4,967	$8,081

Preferred stock dividends	(486)	(165)	(150)

Net income available to common stockholders	$5,861	$4,802	$7,931

Basic earnings (loss) per share:
Earnings before extraordinary gains (losses) and cumulative effect of change in accounting principle	$5.99	$4.96	$7.88
Extraordinary gains (losses), net of tax effect	0.05	(0.01)	0.20
Cumulative effect of change in accounting principle, net of tax effect	—	—	0.04

Basic earnings per share	$6.04	$4.95	$8.12

Diluted earnings per share:
Earnings before extraordinary gains (losses) and cumulative effect of change in accounting principle	$5.96	$4.94	$7.85
Extraordinary gains (losses), net of tax effect	0.05	—	0.20
Cumulative effect of change in accounting principle, net of tax effect	—	—	0.03

Diluted earnings per share	$6.01	$4.94	$8.08

Cash dividends per common share	$1.04	$2.08	$1.68
Weighted-average common shares outstanding:
Basic	970	970	977
Diluted	998	973	981
See Notes to Consolidated Financial Statements.

FANNIE MAE
Consolidated Statements of Cash Flows
(Dollars in millions)

	For the Year Ended December 31,
	2005	2004	2003
Cash flows provided by operating activities:
Net income	$6,347	$4,967	$8,081
Reconciliation of net income to net cash provided by operating activities:
Amortization of mortgage loans and security cost basis adjustments	(56)	1,249	1,852
Amortization of debt cost basis adjustments	7,179	4,908	4,517
Provision for credit losses	441	352	365
Valuation losses	1,394	433	1,433
Debt extinguishment losses, net	68	152	2,692
Debt foreign currency transaction (gains) losses, net	(625)	304	707
Loss from partnership investments	849	702	637
Current and deferred federal income taxes	79	(1,435)	(1,083)
Extraordinary (gains) losses, net of tax effect	(53)	8	(195)
Cumulative effect of change in accounting principle, net of tax effect	—	—	(34)
Derivatives fair value adjustments	826	(1,395)	(5,811)
Purchases of loans held for sale	(26,562)	(30,198)	(72,519)
Proceeds from repayments of loans held for sale	1,307	2,493	9,703
Proceeds from sales of loans held for sale	51	66	8
Net decrease in trading securities, excluding non-cash transfers	86,637	58,396	106,679
Net change in:
Guaranty assets	(1,464)	(2,033)	(5,018)
Guaranty obligations	507	2,926	7,745
Other, net	1,216	(339)	(1,536)

Net cash provided by operating activities	78,141	41,556	58,223
Cash flows provided by (used in) investing activities:
Purchases of available-for-sale securities	(117,826)	(234,081)	(503,313)
Proceeds from maturities of available-for-sale securities	169,734	196,606	339,878
Proceeds from sales of available-for-sale securities	117,713	18,503	129,487
Purchases of loans held for investment	(57,840)	(55,996)	(92,668)
Proceeds from repayments of loans held for investment	99,943	100,727	164,822
Advances to lenders	(69,505)	(53,865)	(180,338)
Net proceeds from disposition of acquired property	3,725	4,284	3,355
Contributions to partnership investments	(1,829)	(1,934)	(1,675)
Proceeds from partnership investments	329	208	60
Net change in federal funds sold and securities purchased under agreements to resell	(5,040)	8,756	(12,355)

Net cash provided by (used in) investing activities	139,404	(16,792)	(152,747)
Cash flows (used in) provided by financing activities:
Proceeds from issuance of short-term debt	2,578,152	1,925,159	1,944,544
Payments to redeem short-term debt	(2,750,912)	(1,965,693)	(1,904,640)
Proceeds from issuance of long-term debt	156,336	253,880	349,356
Payments to redeem long-term debt	(197,914)	(240,031)	(285,872)
Repurchase of common and redemption of preferred stock	—	(523)	(1,390)
Proceeds from issuance of common and preferred stock	29	5,162	1,488
Payment of cash dividends on common and preferred stock	(1,376)	(2,185)	(1,796)
Net change in federal funds purchased and securities sold under agreements to repurchase	(1,695)	(1,273)	(5,497)

Net cash (used in) provided by financing activities	(217,380)	(25,504)	96,193
Net increase (decrease) in cash and cash equivalents	165	(740)	1,669
Cash and cash equivalents at beginning of period	2,655	3,395	1,726

Cash and cash equivalents at end of period	$2,820	$2,655	$3,395

Cash paid during the period for:
Interest	$32,491	$29,777	$30,322
Income taxes	1,197	2,470	3,516
Non-cash activities:
Net transfers between investments in securities and mortgage loans	$35,337	$17,750	$71,560
Transfers from advances to lenders to investments in securities	69,605	53,705	195,964
Net mortgage loans acquired by assuming debt	18,790	13,372	9,274
Transfers of loans held for sale to loans held for investment	3,208	15,543	51,855
Transfers from mortgage loans to acquired property, net	3,699	4,307	3,580
Issuance of common stock from treasury stock for stock option and benefit plans	137	306	149
See Notes to Consolidated Financial Statements.

FANNIE MAE
Consolidated Statements of Changes in Stockholders’ Equity
(Dollars and shares in millions, except per share amounts)

							Accumulated
					Additional		Other		Total
	Shares Outstanding		Preferred	Common	Paid-In	Retained	Comprehensive	Treasury	Stockholders’
	Preferred	Common	Stock	Stock	Capital	Earnings	Income (1)	Stock	Equity
Balance as of January 1, 2003	53	989	$2,678	$593	$1,937	$21,638	$11,468	$(6,415)	$31,899
Comprehensive income:
Net income	—	—	—	—	—	8,081	—	—	8,081
Other comprehensive income, net of tax effect:
Unrealized losses on available-for-sale securities (net of tax of $3,381)	—	—	—	—	—	—	(6,278)	—	(6,278)
Reclassification adjustment for losses included in net income	—	—	—	—	—	—	57	—	57
Unrealized gains on guaranty assets and guaranty fee buy-ups (net of tax of $47)	—	—	—	—	—	—	88	—	88
Net cash flow hedging losses	—	—	—	—	—	—	(18)	—	(18)
Minimum pension liability (net of tax of $1)	—	—	—	—	—	—	(2)	—	(2)

Total comprehensive income									1,928
Common stock dividends ($1.68 per share)	—	—	—	—	—	(1,646)	—	—	(1,646)
Preferred stock:
Preferred dividends	—	—	—	—	—	(150)	—	—	(150)
Preferred stock issued	29	—	1,430	—	(13)	—	—	—	1,417
Treasury stock:
Treasury stock acquired	—	(22)	—	—	—	—	—	(1,390)	(1,390)
Treasury stock issued for stock options and benefit plans	—	3	—	—	61	—	—	149	210

Balance as of December 31, 2003	82	970	4,108	593	1,985	27,923	5,315	(7,656)	32,268
Comprehensive income:
Net income	—	—	—	—	—	4,967	—	—	4,967
Other comprehensive income, net of tax effect:
Unrealized losses on available-for-sale securities (net of tax of $483)	—	—	—	—	—	—	(897)	—	(897)
Reclassification adjustment for gains included in net income	—	—	—	—	—	—	(17)	—	(17)
Unrealized losses on guaranty assets and guaranty fee buy-ups (net of tax of $4)	—	—	—	—	—	—	(8)	—	(8)
Net cash flow hedging losses	—	—	—	—	—	—	(3)	—	(3)
Minimum pension liability (net of tax of $2)	—	—	—	—	—	—	(3)	—	(3)

Total comprehensive income									4,039
Common stock dividends ($2.08 per share)	—	—	—	—	—	(2,020)	—	—	(2,020)
Preferred stock:
Preferred dividends	—	—	—	—	—	(165)	—	—	(165)
Preferred stock issued	50	—	5,000	—	(75)	—	—	—	4,925
Treasury stock:
Treasury stock acquired	—	(7)	—	—	—	—	—	(523)	(523)
Treasury stock issued for stock options and benefit plans	—	6	—	—	72	—	—	306	378

Balance as of December 31, 2004	132	969	9,108	593	1,982	30,705	4,387	(7,873)	38,902

FANNIE MAE
Consolidated Statements of Changes in Stockholders’ Equity (cont’d.)
(Dollars and shares in millions, except per share amounts)

							Accumulated
					Additional		Other		Total
	Shares Outstanding		Preferred	Common	Paid-In	Retained	Comprehensive	Treasury	Stockholders’
	Preferred	Common	Stock	Stock	Capital	Earnings	Income (1)	Stock	Equity
Comprehensive income:
Net income	—	—	—	—	—	6,347	—	—	6,347
Other comprehensive income, net of tax effect:
Unrealized losses on available-for-sale securities (net of tax of $2,238)	—	—	—	—	—	—	(4,156)	—	(4,156)
Reclassification adjustment for gains included in net income	—	—	—	—	—	—	(432)	—	(432)
Unrealized gains on guaranty assets and guaranty fee buy-ups (net of tax of $39)	—	—	—	—	—	—	72	—	72
Net cash flow hedging losses (net of tax of $2)	—	—	—	—	—	—	(4)	—	(4)
Minimum pension liability (net of tax of $1)	—	—	—	—	—	—	2	—	2

Total comprehensive income	—	—	—	—	—	—	—	—	1,829
Common stock dividends ($1.04 per share)	—	—	—	—	—	(1,011)	—	—	(1,011)
Preferred stock dividends	—	—	—	—	—	(486)	—	—	(486)
Treasury stock issued for stock options and benefit plans	—	2	—	—	(69)	—	—	137	68

Balance as of December 31, 2005	132	971	$9,108	$593	$1,913	$35,555	$(131)	$(7,736)	$39,302

(1) Accumulated Other Comprehensive Income ending balance as of December 31, 2005 is comprised of $300 million in net unrealized losses on available-for-sale securities, net of tax, and $169 million in net unrealized gains on all other components, net of tax, and $4.3 billion and $5.2 billion of net unrealized gains on available-for-sale securities, net of tax, and $99 million and $113 million net unrealized gains on all other components, net of tax, as of December 31, 2004 and 2003, respectively.

Table 17: Non-GAAP Supplemental Consolidated Fair Value Balance Sheets

	As of December 31, 2005				As of December 31, 2004
		Fair				Fair
	Carrying	Value	Estimated		Carrying	Value	Estimated
	Value	Adjustment(1)	Fair Value		Value	Adjustment(1)	Fair Value
	(Dollars in millions)
Assets:
Cash and cash equivalents	$3,575	$—	$3,575	(2)	$3,701	$—	$3,701	(2)
Federal funds sold and securities purchased under agreements to resell	8,900	—	8,900	(2)	3,930	—	3,930	(2)
Trading securities	15,110	—	15,110	(2)	35,287	—	35,287	(2)
Available-for-sale securities	390,964	—	390,964	(2)	532,095	—	532,095	(2)
Mortgage loans held for sale	5,064	36	5,100	(2)	11,721	131	11,852	(2)
Mortgage loans held for investment, net of allowance for loan losses	362,479	(350)	362,129	(2)	389,651	7,952	397,603	(2)
Derivative assets at fair value	5,803	—	5,803	(2)	6,589	—	6,589	(2)
Guaranty assets and buy-ups	7,629	3,077	10,706	(2)(3)	6,616	2,647	9,263	(2)(3)

Total financial assets	799,524	2,763	802,287		989,590	10,730	1,000,320
Other assets	34,644	(861)	33,783	(4)(5)	31,344	(23)	31,321	(4)(5)

Total assets	$834,168	$1,902	$836,070	(6)	$1,020,934	$10,707	$1,031,641	(6)

Liabilities:
Federal funds purchased and securities sold under agreements to repurchase	$705	$—	$705	(2)	$2,400	$(1)	$2,399	(2)
Short-term debt	173,186	(209)	172,977	(2)	320,280	(567)	319,713	(2)
Long-term debt	590,824	5,978	596,802	(2)	632,831	15,445	648,276	(2)
Derivative liabilities at fair value	1,429	—	1,429	(2)	1,145	—	1,145	(2)
Guaranty obligations	10,016	(4,848)	5,168	(2)	8,784	(3,512)	5,272	(2)

Total financial liabilities	776,160	921	777,081		965,440	11,365	976,805
Other liabilities	18,585	(1,916)	16,669	(5)(7)	16,516	(1,850)	14,666	(5)(7)

Total liabilities	794,745	(995)	793,750	(8)	981,956	9,515	991,471	(8)
Minority interests in consolidated subsidiaries	121	—	121		76	—	76

Net assets, net of tax effect (non-GAAP)	$39,302	$2,897	$42,199	(9)	$38,902	$1,192	$40,094	(9)

Fair value adjustments			(2,897)				(1,192)

Total stockholders’ equity (GAAP)			$39,302				$38,902

Explanation and Reconciliation of Non-GAAP Measures to GAAP Measures

(1)	Each of the amounts listed as a “fair value adjustment” represents the difference between the carrying value reported in our GAAP consolidated balance sheets and our best judgment of the estimated fair value of the listed asset or liability.

(2)	The estimated fair value of each of these financial instruments has been computed in accordance with the GAAP fair value guidelines prescribed by SFAS No. 107, Disclosures about Fair Value of Financial Instruments (“SFAS 107”), as described in “Notes to Consolidated Financial Statements—Note 18, Fair Value of Financial Instruments.” In Note 18, we also discuss the methodologies and assumptions we use in estimating the fair value of our financial instruments.

(3)	Represents the estimated fair value produced by combining the estimated fair value of our guaranty assets as of December 31, 2005 and 2004, respectively, with the estimated fair value of buy-ups. In our GAAP consolidated balance sheets, we report our guaranty assets as a separate line item and include all buy-ups associated with our guaranty assets in “Other assets.” As a result, the GAAP carrying value of our guaranty assets reflects only those arrangements entered into subsequent to our adoption of FIN 45 on January 1, 2003. On a GAAP basis, our guaranty assets totaled $6.8 billion and $5.9 billion as of December 31, 2005 and 2004, respectively, and the associated buy-ups totaled $781 million and $692 million as of December 31, 2005 and 2004, respectively.

(4)	In addition to the $9.1 billion and $7.1 billion of assets included in “Other assets” in the GAAP consolidated balance sheets as of December 31, 2005 and 2004, respectively, the assets included in the estimated fair value of our non-GAAP “other assets” consist primarily of the assets presented on five line items in our GAAP consolidated balance sheets, consisting of advances to lenders, accrued interest receivable, partnership investments, acquired property, net, and deferred tax assets, which together totaled $26.4 billion and $24.9 billion as of December 31, 2005 and 2004, respectively, in both the GAAP consolidated balance sheets and the non-GAAP supplemental consolidated balance sheets. In addition, we deduct the carrying value of the buy-ups associated with our guaranty obligation from our GAAP other assets because we combine the guaranty asset with the associated buy-ups when we determine the fair value of the asset.

(5)	“Other assets” and “other liabilities” are reflected in each of the non-GAAP fair value balance sheets at their GAAP carrying values. With the exception of partnership investments and partnership liabilities, the GAAP carrying values of these other assets and other liabilities generally approximate fair value. The fair values of partnership investments and partnership liabilities are generally different from their GAAP carrying values, potentially materially. We have included partnership investments and partnership liabilities at their carrying value in each of the non-GAAP fair value balance sheets. We assume that other deferred assets and liabilities, consisting of prepaid expenses and deferred charges such as deferred debt issuance costs, have no fair value. We adjust the GAAP-basis deferred income taxes for purposes of each of our non-GAAP supplemental consolidated fair value balance sheets to include estimated income taxes on the difference between our non-GAAP supplemental consolidated fair value balance sheets net assets, including deferred taxes from the GAAP consolidated balance sheets, and our GAAP consolidated balance sheets stockholders’ equity. Because our adjusted deferred income taxes are a net asset in each year, the amounts are included in our non-GAAP fair value balance sheets as a component of other assets.

(6)	Non-GAAP total assets represent the sum of the estimated fair value of (i) all financial instruments carried at fair value in our GAAP balance sheets, including all financial instruments that are not carried at fair value in our GAAP balance sheets but that are reported at fair value in accordance with SFAS 107 in “Notes to Consolidated Financial Statements—Note 18, Fair Value of Financial Instruments,” (ii) non-GAAP other assets, which include all items listed in footnote 4 that are presented as separate line items in our GAAP consolidated balance sheets rather than being included in our GAAP other assets and (iii) the estimated fair value of credit enhancements, which are not included in “Other assets” in the consolidated balance sheets.

(7)	In addition to the $8.1 billion and $7.2 billion of liabilities included in “Other liabilities” in the GAAP consolidated balance sheets as of December 31, 2005 and 2004, respectively, the liabilities included in the estimated fair value of our non-GAAP “other liabilities” consist primarily of the liabilities presented on three line items on our GAAP consolidated balance sheets, consisting of accrued interest payable, reserve for guaranty losses and partnership liabilities, which together totaled $10.5 billion and $9.3 billion as of December 31, 2005 and 2004. As indicated above in footnote 5, these items are reported in our non-GAAP fair value balance sheets at their GAAP carrying values.

(8)	Non-GAAP total liabilities represent the sum of the estimated fair value of (i) all financial instruments that are carried at fair value in our GAAP balance sheets, including those financial instruments that are not carried at fair value in our GAAP balance sheets but that are reported at fair value in accordance with SFAS 107 in “Notes to Consolidated Financial Statements—Note 18, Fair Value of Financial Instruments,” and (ii) non-GAAP other liabilities, which include all items listed in footnote 7 that are presented as separate line items in our GAAP consolidated balance sheets rather than being included in our GAAP other liabilities.

(9)	Represents the estimated fair value of total assets less the estimated fair value of total liabilities, which reconciles to total stockholders’ equity (GAAP).